Exhibit 99.1
COMPELLENT TECHNOLOGIES, INC. ANNOUNCES CLOSING OF INITIAL
PUBLIC OFFERING AND EXERCISE OF OVER-ALLOTMENT OPTION
EDEN PRAIRIE, Minn., Oct. 15, 2007 — Compellent Technologies, Inc. (NYSE Arca: CML) announced the closing of its initial public offering of 6,900,000 shares of its common stock at a price of $13.50 per share, which includes the exercise in full by the underwriters of their option to purchase up to 900,000 additional shares of common stock. Compellent Technologies’ common stock is listed on NYSE Arca under the trading symbol “CML.” All of the shares in the offering were offered by Compellent Technologies.
Morgan Stanley & Co. Incorporated is the sole book-running manager, with Needham & Company, LLC, Piper Jaffray & Co., RBC Capital Markets and Thomas Weisel Partners LLC acting as co-managers of the offering. A copy of the final prospectus relating to the offering may be obtained by contacting Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649 or via email at prospectus@morganstanley.com.
A registration statement relating to these securities was filed with, and was declared effective by, the Securities and Exchange Commission. This offering is being made solely by means of a prospectus. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s common stock, nor shall there be any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Compellent
Compellent is a leading provider of enterprise-class network storage solutions that are highly scalable, feature-rich and designed to be easy to use and cost effective. Compellent Technologies’ principal offices are located in Eden Prairie, Minn. For more information, please visit: http://www.compellent.com.
Contact Information:
Media Contact:
Liem Nguyen
Compellent Technologies, Inc.
952-294-2851
lnguyen@compellent.com
Investor Contact:
John R. Judd
Compellent Technologies, Inc.
952-294-3316
jjudd@compellent.com
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